Exhibit 5.1

November 10, 2005

Board of Directors
IsoRay, Inc.
350 Hills Street, Suite 106
Richland, WA 99354

Re:  Registration Statement on Form SB-2

Gentlemen:

In connection with the registration by IsoRay, Inc. (the “Company”), on Form SB-2 (the “Registration Statement”) providing registration under the Securities Act of 1933, as amended, of not to exceed 5,432,488 shares of Common Stock including shares issuable upon conversion of Preferred Stock, exercise of Warrants and Options and upon conversion of Debentures, we are furnishing the following opinion as counsel to the Company.

We have examined such corporate records, questionnaires of officers and directors of the Company, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion. In rendering our opinion, In addition to the assumptions that are customary in opinion of this kind, we have assumed the genuineness of signatures on the documents examined, the conformity to authentic original documents of all documents submitted as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any shares issued after the date of this letter. We have not verified any of these assumptions.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the shares of Common Stock of the Company including shares issuable upon conversion of Preferred Stock, exercise of the Options and Warrants and upon conversion of the Debentures when issued and sold in accordance with the transactions described in the Registration Statement, and in accordance with the federal securities laws and the securities laws of the various states in which the Common Stock may be issued will be validly issued, fully paid and nonassessable.

As counsel to the Company, we hereby consent to the reference to this firm under the caption “Legal Matters” contained in the Prospectus which is part of the Registration Statement and to the filing of this opinion as Exhibit 5 on the Registration Statement.

Very truly yours,

KELLER ROHRBACK, PLC

/s/ Keller Rohrback, PLC